Exhibit 4.2

FORM OF
CERTIFICATE OF INCORPORATION
OF
MACQUARIE INFRASTRUCTURE CORPORATION

ARTICLE I

NAME

The name of the Corporation is Macquarie Infrastructure Corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to conduct or promote any lawful business, purpose or activity permitted for a corporation under the General Corporation Law of the State of Delaware (the “DGCL”); provided, however, that the Corporation is not permitted to engage in any activities that would cause it to become an “investment company” as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended and as may be amended from time to time, or any successor provision thereto.

ARTICLE IV

AUTHORIZED STOCK

A. Classes of Stock.  The total number of shares of stock that the Corporation shall have authority to issue is [If the preferred stock proposal is approved — 600,000,100] [If the preferred stock proposal is not approved — 500,000,100], consisting of 500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), 100 shares of special stock, par value $0.001 per share (“Special Stock”) [If the preferred stock proposal is approved — and 100,000,000 shares of preferred stock (“Preferred Stock”)].

B. Increase or Decrease in Authorized Capital Stock.  The board of directors of the Corporation (the “Board of Directors”) is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. [If the preferred stock proposal is approved — Rights of Preferred Stock.  The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in series and to fix by resolution or resolutions the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.]

D. Rights of Special Stock.

1. The holder or holders of Special Stock shall have only such voting powers as are set forth herein.

2. In addition to any other vote required by law or by this Certificate of Incorporation, the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of Special Stock, voting or consenting separately as a class, shall be required for the Corporation to do any of the following:

a. authorize or issue shares of Special Stock [If the preferred stock proposal is approved — or issue shares of Preferred Stock]; or

b. amend any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that would adversely affect the rights of holders of Special Stock as a class.

3. Upon the earlier of (i) the date on which the Management Services Agreement (as defined in Article IX) is terminated or (ii) the first date on which neither the Manager nor any Manager Affiliate (as defined in the Management Services Agreement) holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations) (a “Redemption Event”), all outstanding shares of Special Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to $0.001 per share (the “Redemption Price”) within five (5) business days after the Corporation becomes aware of the occurrence of such a Redemption Event (the “Redemption Date”). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all outstanding shares of Special Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of any such legally available funds, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

a. On or before the applicable Redemption Date, following notice from the Corporation of the occurrence of a Redemption Event, each holder of shares of Special Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated by the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all the shares of the Special Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Special Stock shall promptly be issued to such holder.

b. If on the applicable Redemption Date, the full amount of the Redemption Price payable upon redemption of the shares of Special Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent in trust for the benefit of the holders of shares to be redeemed with irrevocable instructions and authority to consummate the redemption of such shares in accordance with the terms and conditions set forth herein so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Special Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

c. Any shares of Special Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Special Stock following redemption.

4. The holders of Special Stock may not effect any offer, sale, pledge, transfer or other disposition or distribution (or enter into any agreement with respect to the foregoing) of shares of Special Stock. Any such purported offer, sale, pledge, transfer or other disposition or distribution of shares of Special Stock shall be null and void.

5. All certificates representing shares of Special Stock shall bear the following legend:

THE SHARE OF SPECIAL STOCK, PAR VALUE $0.001 PER SHARE, OF MACQUARIE INFRASTRUCTURE CORPORATION REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED BY THE HOLDER HEREOF.

E. Rights of Common Stock and Special Stock.  Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders. Each share of Special Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote or for consent by holders of Special Stock. Except as explicitly set forth in this Certificate of Incorporation, holders of Special Stock shall not be entitled to vote on or consent to any matter.

F. Dividends.

1. Subject to provisions of law and the preferences of [If the preferred stock proposal is approved — any series of Preferred Stock and of] any other stock ranking prior to the Common Stock as to the payment of dividends, the holders of Common Stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the Board of Directors and declared out of any funds lawfully available therefor [If the preferred stock proposal is approved — , and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in the resolution or resolutions of the Board of Directors providing for the issue of such series].

2. If and when dividends on the Common Stock are declared payable from time to time by the Board of Directors as provided in this Article IV, Section F, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends. Holders of Special Stock shall not be entitled to receive dividends of the Corporation.

G. Voluntary or Involuntary Liquidation.  [If the preferred stock proposal is approved — Subject to the rights of the holders of any series of Preferred Stock outstanding at any time,] in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock. Holders of Special Stock shall not be entitled to share in any distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator of the Corporation is:

Name	Address
Michael Kernan	125 West 55th Street New York, New York 10019

ARTICLE VI

MATTERS RELATING TO THE BOARD OF DIRECTORS

A. General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.

B. Number of Directors; Term.

1. [If the preferred stock proposal is approved — Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any,] the number of directors that constitutes the Entire Board of Directors (as defined below) shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of not less than four (4) nor more than twelve (12) directors.

2. [If the preferred stock proposal is approved — Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any,] the term of each director shall be the period from the effective date of such director’s election to the next annual meeting of the stockholders until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

C. Election of Directors.  [If the preferred stock proposal is approved — Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any,] the right to elect persons to the Board of Directors shall be allocated as follows:

1. At any time when the Management Services Agreement (as defined in Article IX) is in effect and the Manager or any Manager Affiliate (as defined in the Management Services Agreement) holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), (i) the holders of Special Stock, voting or consenting separately as a class, shall be entitled to elect one (1) director; and (ii) the holders of Common Stock, voting separately as a class, shall be entitled to elect the remaining directors.

2. At any time when the Management Services Agreement (as defined in Article IX) is no longer in effect or neither the Manager nor any Manager Affiliate (as defined in the Management Services Agreement) holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), the holders of Common Stock shall be entitled to elect all of the directors to be elected at such election by the holders of Common Stock.

D. Removal.  Except as otherwise provided in the Bylaws of the Corporation, [If the preferred stock proposal is approved — and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any,] any director may be removed from office as follows:

1. Removal for Cause.  Any director may be removed from office for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of Common Stock and Special Stock [If the preferred stock proposal is approved — (and any series of Preferred Stock then entitled to vote at an election of directors)], voting together as a single class.

2. Special Stock Director Removal Without Cause.  Any director elected by the vote or written consent of the holders of Special Stock, voting or consenting separately as a class, may be removed from office at any time, without cause, solely by the affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of Special Stock, voting or consenting separately as a class.

3. Director Removal Without Cause.  Any director elected by the vote of the holders of Common Stock, voting separately as a class, may be removed from office at any time, without cause, solely by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of Common Stock, voting separately as a class.

E. Vacancies.

1. Except as otherwise provided in Article VI, Section E(2) below or the Bylaws of the Corporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so chosen shall hold office until the next annual meeting of the stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

2. At any time when the Management Services Agreement (as defined in Article IX) is in effect and the Manager or any Manager Affiliate (as defined in the Management Services Agreement) holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), any vacancy in the Board of Directors of a director elected by the holders of Special Stock, voting or consenting separately as a class, pursuant to Section C of this Article VI, shall be filled only by a vote or written consent of the holders of Special Stock, voting or consenting separately as a class. At any time when the Management Services Agreement is not in effect or the Manager or any Manager Affiliate (as defined in the Management Services Agreement) no longer holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), such vacancy shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, or if there are none, by a vote of the holders of Common Stock. Any vacancy in the Board of Directors of a director elected by the holders of Common Stock pursuant to Section C of this Article VI, shall be filled only by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, or if there are none, by a vote of the holders of Common Stock.

ARTICLE VII

AMENDMENT OF BYLAWS

A. Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation by resolution adopted by the affirmative vote of a majority of the then total number of directors in office (the “Entire Board of Directors”).

ARTICLE VIII

MATTERS RELATING TO STOCKHOLDERS

A. No Stockholder Action Without a Meeting.  Except for actions taken by written consent by the holders of Special Stock consenting separately as a class or as otherwise expressly provided by the terms of [If the preferred stock proposal is approved — any series of Preferred Stock or] any other class of stock permitting the holders of such series to act by written consent, the stockholders of the Corporation shall take any action required or permitted only at an annual or special meeting of the stockholders duly called and noticed, and no action shall be taken by the stockholders by written consent. For the avoidance of doubt, any action as to which a class vote of the holders of Special Stock is required pursuant to the terms of this Certificate of Incorporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Special Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Special Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation.

B. Special Meetings.  Special meetings of the stockholders may be called at any time only by the Secretary, either at the direction of the Board of Directors pursuant to a resolution adopted by the Board of Directors or by the Chairman of the Board.

C. No Cumulative Voting.  No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE IX

MATTERS RELATING TO CERTAIN BUSINESS COMBINATIONS OR TRANSACTIONS

A. Definitions.  For the purposes of this Article IX, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, manager or trustee of such Person or (iii) any Person who is an officer, director, general partner, manager or trustee of any Person described in clause (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners, trustees or Persons exercising similar authority with respect to such Person.

“Associate” has the meaning ascribed to such term in Rule 12b-2 of the rules promulgated under the Exchange Act.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Business Combination” means:

(i) any merger or consolidation of the Corporation or any Subsidiary thereof with (A) an Interested Stockholder, or (B) any other Person (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary thereof having an aggregate Fair Market Value of not less than ten percent (10%) of the Net Investment Value of the Corporation; or

(iii) the issuance or transfer by the Corporation or any Subsidiary thereof (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary thereof to, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of not less than ten percent (10%) of the Net Investment Value of the Corporation; or

(iv) any spinoff or split-up of any kind of the Corporation or any Subsidiary thereof, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

(v) any reclassification of stock (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary thereof, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder), that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (A) any class of equity securities of the Corporation or any Subsidiary thereof or (B) any class of securities of the Corporation or any Subsidiary thereof convertible into or exchangeable for stock or equity securities of any Subsidiary of the Corporation, that are directly or indirectly owned by an Interested Stockholder and its Affiliates and Associates; or

(vi) any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (i) through (v) above.

“Continuing Director” means (i) any director of the Corporation who (A) is neither the Interested Stockholder involved in the Business Combination as to which a determination of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent or nominee of such Interested Stockholder, or a relative of any of the foregoing, and (B) was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, or (ii) any successor of a Continuing Director described in clause (i) above who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means:  (i) in the case of equity securities, the average of the closing sale prices during the 10-day period immediately preceding the date in question of such equity securities:

(1) on the New York Stock Exchange (the “NYSE”) (regular way);

(2) if such equity securities are not listed for trading on the NYSE, as reported in the composite transactions for the principal U.S. national or regional securities exchange on which such equity securities are so listed;

(3) if such equity securities are not so listed on a principal U.S. national or regional securities exchange, the price as reported by the Nasdaq National Market;

(4) if such equity securities are not so reported, the last quoted bid price for such equity securities, in the over-the-counter market as reported by the National Quotation Bureau or a similar organization; or

(5) if such equity securities are not so quoted, the fair market value of such equity securities, as determined by a majority of the Continuing Directors in good faith;

and (ii) in the case of Property other than cash or equity securities, the fair market value of such Property on the date in question as determined by a majority of the Continuing Directors in good faith.

“Fiscal Quarter” means any three (3)-month period commencing on each of January 1, April 1, July 1 and October 1 and ending on the last date before the next such date.

“Future Investment” means a contractual commitment to invest represented by a definitive agreement.

“Interested Stockholder” means any Person (other than the Manager, the Corporation or any Subsidiary of the Corporation, any employee benefit plan maintained by the Corporation or any Subsidiary thereof or any trustee or fiduciary with respect to any such plan when acting in such capacity) that:

(i) is, or was at any time within the three-year period immediately prior to the date in question, the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of stock of the Corporation and who did not become the Beneficial Owner of such amount of shares of stock pursuant to a transaction that was approved by the affirmative vote of a majority of the Entire Board of Directors; or

(ii) is an assignee of, or has otherwise succeeded to, any shares of stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the three-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act.

For the purpose of determining whether a Person is an Interested Stockholder, the shares of stock that may be issuable or exchangeable by the Corporation to the Interested Stockholder pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, shall be included, but not any other shares of stock that may be issuable or exchangeable by the Corporation pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

“Managed Subsidiary” means Macquarie Infrastructure Holdings Inc., and any directly owned Subsidiary of the Corporation that becomes party to the Management Services Agreement, from time to time.

“Management Services Agreement” means that certain Third Amended and Restated Management Services Agreement, dated as of [           ], 2015, as may be amended from time to time, by and among the Corporation as successor-in-interest to Macquarie Infrastructure Company LLC, the Manager, Macquarie Infrastructure Holdings Inc. and any directly owned Subsidiary of the Company as from time to time may exist and that has executed a counterpart of such agreement.

“Market Value of Stock” means the product of (1) the average number of shares of stock issued and outstanding, other than treasury shares, during the last fifteen (15) Trading Days in the most recent full Fiscal Quarter multiplied by (2) the volume weighted average trading price per share of stock traded on the NYSE over those fifteen (15) Trading Days.

“Net Investment Value” means:

(a) the Market Value of Stock; plus

(b) the amount of any borrowings (other than intercompany borrowings) of the Corporation and its Managed Subsidiaries (but not including borrowings on behalf of any Subsidiary of the Managed Subsidiaries); plus

(c) the value of Future Investments of the Corporation and/or any of its Subsidiaries other than cash or cash equivalents, as calculated by the Manager and approved by a majority of the Continuing Directors; provided that such Future Investment has not been outstanding for more than two consecutive full Fiscal Quarters; less

(d) the aggregate amount held by the Corporation and its Managed Subsidiaries in cash or cash equivalents (but not including cash or cash equivalents held specifically for the benefit of any Subsidiary of a Managed Subsidiary).

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

“Property” means all real and personal property acquired by the Corporation, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, association or other entity in which any Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Trading Day” means a day on which the shares of stock of the Corporation (i) have not been suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of stock of the Corporation.

B. Vote Generally Required.  Subject to the provisions of Section D of this Article IX, the Corporation shall not (a) merge or consolidate with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or (b) sell, lease or exchange all or substantially all of its Property and assets, unless the Board of Directors shall adopt a resolution, by the affirmative vote of at least a majority of the Entire Board of Directors, approving such action and unless such action shall be approved by the affirmative vote of the stockholders holding a majority of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote thereon; provided, however, that any shares held by the Manager or an Affiliate or Associate of the Manager, shall not be entitled to vote to approve any merger or consolidation with or into, or sale, lease or exchange to, the Manager or an Affiliate or Associate thereof. The notice of the meeting at which such resolution is to be considered will so state.

C. Vote for Business Combinations.  The affirmative vote of the holders of record of outstanding shares of stock representing at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of stock of the Corporation (excluding shares of stock held by the Interested Stockholder or any Affiliate or Associate of an Interested Stockholder) shall be required to approve any Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities exchange or otherwise.

D. Power of Continuing Directors.  The Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation, (a) whether a Person is an Interested Stockholder, (b) the number of shares of stock of the Corporation beneficially owned by any Person, (c) whether a Person is an Affiliate or Associate of another, and (d) the Fair Market Value of the equity securities of the Corporation or any Subsidiary thereof, and the good faith determination of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article IX.

E. No Effect on Fiduciary Obligations.  Nothing contained in this Article IX shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

F. Miscellaneous.  In addition to any affirmative vote required by law, this Certificate of Incorporation or by the Bylaws of the Corporation, the affirmative vote of a majority of the then outstanding shares of stock of the Corporation held by the holders of record of outstanding shares of stock (excluding shares of stock held by the Interested Stockholder or an Affiliate or Associate of an Interested Stockholder) shall be required to approve the sale or transfer by an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder to the Corporation or any Subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary of the Corporation in exchange for cash or securities of the Corporation or any Subsidiary of the Corporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities exchange or otherwise.

ARTICLE X

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

INDEMNIFICATION

Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XII

SEVERABILITY

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

* * *

IN WITNESS WHEREOF, Macquarie Infrastructure Corporation has caused this Certificate of Incorporation to be signed by the Chief Executive Officer of the Corporation on this      day of            , 2015.

By:	Name: Title: